Exhibit 99.1

     Conn's, Inc. Reports Record Earnings for Fourth Quarter and
                           Fiscal Year 2005

    BEAUMONT, Texas--(BUSINESS WIRE)--March 31, 2005--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses and lawn and garden products, today announced record earnings results for the fourth quarter and year ended January 31, 2005.
    Net income available for common stockholders for the fourth quarter increased 12.6% to $9.2 million compared to $8.2 million for the fourth quarter of last year. Diluted earnings per share available for common stockholders were $0.39 compared with $0.38 for the fourth quarter of last year. Total revenues for the quarter ended January 31, 2005 increased 13.0% to $162.7 million compared with $144.0 million for the quarter ended January 31, 2005. This increase in revenue included net sales increases of $13.2 million, or 10.3%, and increases from "Finance charges and other" of $5.5 million, or 35.3%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 0.9% for the fourth quarter of fiscal 2005. On a pro forma basis, as though all shares issued in the initial public offering were outstanding in both periods for the full period, diluted earnings per share increased 8.3% to $0.39 for the quarter ended January 31, 2005 from $0.36 for the previous period in fiscal 2004.
    Total revenues for the year ended January 31, 2005 increased 13.6% to $567.1 million compared with $499.3 million for the year ended January 31, 2004. This increase in revenue included net sales increases of $53.3 million, or 12.1%, and increases from "Finance charges and other" of $14.5 million, or 24.8%. Same store sales increased 3.6% for the year ended January 31, 2005. Net income available for common stockholders for the year ended January 31, 2005 increased 34.6% to $30.1 million compared to $22.4 million for the same period last year. Diluted earnings per share available for the common stockholder increased 4.1% to $1.27 for the year ended January 31, 2005 from $1.22 in the prior year. On a pro forma basis, as though all shares issued in the initial public offering were outstanding in both periods for the full year, diluted earnings per share increased 17.6% to $1.27 for the year ended January 31, 2005 from $1.08 for the previous fiscal year.
    During the fourth quarter, the Company continued its expansion into the Dallas/Fort Worth Metroplex with the opening of two additional stores, bringing the store count in this market to eight as of January 31, 2005. A freestanding clearance center in San Antonio was closed during the fourth quarter and the clearance operation was consolidated in a nearby, existing San Antonio store location. Earlier in the year, three additional stores were opened in the Dallas/Fort Worth market as well as a new store in McAllen, Texas bringing the Company's total store count to 50. By the end of January 2006, the Company expects to operate approximately 56 to 58 stores.
    "We continue to focus on execution at every level of the organization which is evident from our performance this year. We are pleased with our sales performance, particularly in our track sales, mattress sales and the strengthening of our position in major appliances," said Thomas J. Frank, Conn's Chairman and Chief Executive Officer. "While the fourth quarter was challenging when compared to the prior year's fourth quarter, we met our earnings goals due to superior merchandising, effective promotional efforts and aggressive cost containment."

    EPS Guidance

    The Company also issued guidance for fiscal year 2006 of earnings per diluted share of approximately $1.40 to $1.46. The earnings guidance does not give effect, if any, for changes resulting from the required adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, during fiscal 2006 which would likely have a negative impact on earnings. Comparable store sales increases are projected in the low to mid single digit range. The estimate of earnings per diluted share is calculated in accordance with current generally accepted accounting principles.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast today, March 31, 2005 at 10:00 a.m., CST, to discuss financial results for the quarter and year ended January 31, 2005. The webcast will be available at www.conns.com and will be archived for 30 days. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com. Institutional investors can access the call via StreetEvents (www.streetevents.com).

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 50 retail locations in Texas and Louisiana: 18 stores in the Houston area, eight in the Dallas/Fort Worth Metroplex, seven in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, one in McAllen and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma and LCD televisions, camcorders, computers and computer peripherals, DVD players, portable audio and home theater products. The Company also sells lawn and garden products and mattresses, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. Historically, it has financed, on average, approximately 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


                             Conn's, Inc.
           CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except earnings per share)



                               Three Months Ended  Twelve Months Ended
                                   January 31,         January 31,
                               ------------------- -------------------

                                 2004      2005      2004      2005
                               --------- --------- --------- ---------

Revenues

   Total net sales             $128,499  $141,721  $440,918  $494,235
   Finance charges and other     15,505    20,983    58,392    72,857
                               --------- --------- --------- ---------

      Total revenues            144,004   162,704   499,310   567,092

Cost and Expenses
   Cost of goods sold,
    including warehousing and
    occupancy costs              91,079   102,157   313,637   355,159
   Cost of parts sold,
    including warehousing and
    occupancy costs                 984     1,197     4,075     4,551
   Selling, general and
    administrative expense       37,615    42,779   135,174   152,900
   Provision for bad debts        1,254     1,615     4,657     5,637
                               --------- --------- --------- ---------

      Total cost and expenses   130,932   147,748   457,543   518,247
                               --------- --------- --------- ---------

Operating income                 13,072    14,956    41,767    48,845
Interest expense                    573       595     4,577     2,359
                               --------- --------- --------- ---------

Income before minority interest
 and income taxes                12,499    14,361    37,190    46,486
Minority interest in limited
 partnership                          -      (241)        -       118
                               --------- --------- --------- ---------
Income before income taxes       12,499    14,602    37,190    46,368

Total provision for income
 taxes                            4,089     5,355    12,850    16,243
                               --------- --------- --------- ---------

Net income                        8,410     9,247    24,340    30,125
Less preferred dividends            195         -     1,954         -
                               --------- --------- --------- ---------

Net income available for common
 shareholders                    $8,215    $9,247   $22,386   $30,125
                               ========= ========= ========= =========

Earnings per share
   Basic                          $0.40     $0.40     $1.26     $1.30
   Diluted                        $0.38     $0.39     $1.22     $1.27
Average common shares
 outstanding
   Basic                         20,744    23,230    17,726    23,192
   Diluted                       21,379    23,764    18,335    23,754


                             Conn's, Inc.
                CONDENSED, CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                     January 31,
                                                   2004        2005
                                                ----------  ----------

                     Assets

Current assets
   Cash and cash equivalents                      $12,942      $7,027
   Interests in securitized assets and accounts
    receivable, net                                92,240     131,294
   Inventories                                     53,742      62,346
   Deferred income taxes                            4,148       4,901
   Prepaid expenses and other assets                3,031       3,356
                                                ----------  ----------
      Total current assets                        166,103     208,924
Non-current deferred tax asset                      3,945       1,523
Total property and equipment, net                  54,825      47,710
Goodwill and other assets, net                      9,887       9,846
                                                ----------  ----------
      Total assets                               $234,760    $268,003
                                                ==========  ==========

      Liabilities and Stockholders' Equity

Current Liabilities
   Notes payable                                       $-      $5,500
   Current portion of long-term debt                  338          29
   Accounts payable                                26,412      26,912
   Fair value of derivatives                        1,121         177
   Other current liabilities                       22,866      28,232
                                                ----------  ----------
      Total current liabilities                    50,737      60,850
Long-term debt                                     14,174       5,003
Non-current deferred tax liability                    477         704
Deferred gain on sale of property                     811         644
Fair value of derivatives                             202           -
Minority interest                                   1,769           -
Total stockholders' equity                        166,590     200,802
                                                ----------  ----------
      Total liabilities and stockholders' equity $234,760    $268,003
                                                ==========  ==========


                             Conn's, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                     For the Years
                                                   Ended Janaury 31,
                                                  -------------------
                                                    2004      2005
                                                  --------- ---------

Net cash provided by operating activities          $12,393      $170

Cash flows from investing activities
  Purchase of property and equipment                (9,401)  (19,619)
  Proceeds from sale of property                     1,291     1,131
                                                  --------- ---------
Net cash used by investing activities               (8,110)  (18,488)
Cash flows from financing activities
  Net proceeds from the sale of common stock        58,357         -
  Redemption of preferred stock                     (1,454)        -
  Net borrowings (payments) under bank credit
   facilities                                      (31,999)   10,500
  Payments on term note                            (15,000)        -
  Net proceeds from stock issued under employee
   benefit plans                                       397     1,603
  Debt issuance costs                                 (213)     (118)
  Payment of promissory notes                       (4,901)      (60)
                                                  --------- ---------
Net cash provided by financing activities            5,187    11,925
                                                  --------- ---------
Impact on cash of consolidation of SRDS              1,024       478
                                                  --------- ---------
Net change in cash                                  10,494    (5,915)
Cash and cash equivalents
  Beginning of the year                              2,448    12,942
                                                  --------- ---------
  End of the year                                  $12,942    $7,027
                                                  ========= =========


           RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
                     PRO FORMA EARNINGS PER SHARE
               (in thousands, except earnings per share)

                              Three Months Ended      Years Ended
                                  January 31,         January 31,
                              ------------------- --------------------
                                2004      2005      2004      2005
                              --------- --------- --------- ----------

Net income available for
 common stockholders            $8,215    $9,247   $22,386    $30,125
Add interest savings, net of
 tax, due to debt payoff           180         -     1,278          -
Add preferred dividends            195         -     1,954          -
                              --------- --------- --------- ----------
Pro forma net income            $8,590    $9,247   $25,618    $30,125
                              ========= ========= ========= ==========

Total shares outstanding
 pre-IPO                        16,720    16,720    16,720     16,720
Shares issued in IPO,
 including over-allotment        4,622     4,622     4,622      4,622
Conversion of preferred stock
 into common                     1,712     1,712     1,712      1,712
Weighted issuance of shares to
 benefit plans                       9       176         2        138
Dilution due to outstanding
 options                           609       534       609        562
                              --------- --------- --------- ----------
Pro forma shares outstanding    23,672    23,764    23,665     23,754
                              ========= ========= ========= ==========

Pro forma diluted earnings per
 share                           $0.36     $0.39     $1.08      $1.27
                              ========= ========= ========= ==========

Reconciliation of pro forma
 shares outstanding to
 presentation according to
 GAAP:
  Pro forma shares outstanding  23,672    23,764    23,665     23,754
  Adjustment since shares were
   not outstanding for the
   full year                    (2,293)        -    (5,330)         -
                              --------- --------- --------- ----------
  Weighted diluted outstanding
   shares according to GAAP     21,379    23,764    18,335     23,754
                              ========= ========= ========= ==========

The use of pro forma information is considered necessary to provide the reader with more comparable earnings per share information year over year. As a result of the IPO transaction, the additional shares issued were significant relative to the shares outstanding in the prior year and preferred dividends are no longer accrued or paid. Consequently, the shares outstanding have been adjusted to reflect the IPO transaction as though it took place on February 1, 2003, interest expense associated with the debt that would have been paid-off has been reduced, and preferred dividends have been eliminated in all periods in order to compute earnings per share on a more comparable basis.


                CALCULATION OF GROSS MARGIN PERCENTAGE
                        (dollars in thousands)

                              Three Months Ended      Years Ended
                                  January 31,         January 31,
                              ------------------- --------------------
                                2004      2005      2004      2005
                              --------- --------- --------- ----------

Total revenues                $144,004  $162,704  $499,310   $567,092
Less cost of goods and parts
 sold, including warehousing
 and occupancy cost            (92,063) (103,354) (317,712)  (359,710)
                              --------- --------- --------- ----------
Gross margin dollars           $51,941   $59,350  $181,598   $207,382
                              ========= ========= ========= ==========

Gross margin percentage           36.1%     36.5%     36.4%      36.6%


    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696 Ext. 3218